                                                               EXHIBIT (d)(3)(a)

                             SUBSTITUTION AGREEMENT

      AGREEMENT, made this 22nd day of December, 2000, between Madison Square Advisors LLC ("Madison") and New York Life Investment Management LLC ("NYLIM").

      WHEREAS, Mainstay VP Series Fund, Inc. ("MainStay VP") is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended ("Act"), and MainStay VP issues shares in several different series, each of which is known as a "portfolio"; and

      WHEREAS, Madison serves as an investment adviser to MainStay VP pursuant to a Substitution Agreement by and among Madison, New York Life Insurance Company and MainStay VP dated May 1, 1999 (amended October 1, 1999) (the "Advisory Agreement"); and

      WHEREAS, NYLIM was validly organized under the laws of the State of Delaware to succeed to the investment advisory business of New York Life Insurance Company and certain other affiliates; and

      WHEREAS, with respect to the Bond and Growth Equity portfolios of MainStay VP (the "Portfolios"), Madison wishes to substitute NYLIM in place of Madison, as a party to the Advisory Agreement; and

      WHEREAS, Madison has represented to the Directors of MainStay VP that: (i) advisory and other personnel currently servicing the Portfolios will not change as a result of the substitution; (ii) NYLIM will have the resources to meet its obligations to MainStay VP and the Portfolios, respectively; (iii) that the investment process that will be used by NYLIM with respect to the Portfolios is identical to that used by Madison; and (iv) that the substitution will not result in a change in actual control or management within the meaning of Rule 2a-6 of the Act;

      NOW THEREFORE, it is agreed as follows:

            I. Substitution of Party. Effective as of the date first written above, NYLIM hereby assumes all of the interest, rights and responsibilities of Madison under the Advisory Agreement.

            II. Performance of Duties. NYLIM hereby assumes and agrees to perform all of Madison's duties and obligations under the Advisory Agreement and to be subject to all of the terms and conditions of such agreements as if they applied to NYLIM. Nothing in this Substitution Agreement shall make NYLIM responsible for any claim or demand arising under the Advisory Agreement from services rendered prior to the effective date of this Substitution Agreement unless otherwise agreed by NYLIM; and nothing in this Substitution Agreement shall make Madison responsible for any claim or demand arising under the Advisory Agreement from services rendered after the effective date of this Substitution Agreement unless otherwise agreed by Madison.

            III. Representations. NYLIM represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"). Madison and NYLIM each represent and warrant that they are under the same control and management, and that substitution of NYLIM as a party to the Advisory Agreement in place of Madison shall not result in an "assignment" of the Advisory Agreement as that term is defined in the Act or the Advisers Act.

      IN WITNESS WHEREOF, the parties hereto have caused this Substitution Agreement to be executed by their duly authorized officers hereunto daily attested as of the date and year first written above.

                                       Madison Square Advisors LLC

                                       By: _____________________________________
                                            Joseph B. Sindelar
                                            Managing Director

                                       New York Life Investment Management LLC

                                       By: _____________________________________
                                            Gary E. Wendlandt
                                            Chairman and Chief Executive Officer